Exhibit 99.1

National Mentor, Inc. Announces Pricing of Tender Offer and Consent Solicitation for

9 5/8% Senior Subordinated Notes due 2012

Boston, Massachusetts, June 12, 2006 — National Mentor, Inc. (the “Company”) today announced the pricing terms of its previously announced tender offer for any and all outstanding $150,000,000 aggregate principal amount of its 9 5/8% Senior Subordinated Notes due 2012 (CUSIP No. 63688XAB0) (the “Notes”) and related consent solicitation pursuant to the Offer to Purchase and Consent Solicitation Statement dated May 25, 2006 (the “Offer to Purchase”).

The total consideration for each $1,000 principal amount of Notes (the “Total Consideration”), which will be payable in respect of Notes that are validly tendered and accepted for payment and consents validly delivered on or prior to 5:00 p.m., New York City time, on June 12, 2006 (the “Consent Date”), will be $1,134.68 per $1,000 principal amount of Notes, which includes a $30.00 payment payable only in respect of Notes that were tendered on or prior to the Consent Date (the “Consent Payment”). In addition, holders will be paid accrued and unpaid interest on the tendered Notes up to, but not including, the settlement date. The Total Consideration for the Notes was determined as of 2:00 p.m., New York City time, today, and was calculated based on the present value of $1,048.13 and all future interest payments on the Notes to December 1, 2008, minus accrued and unpaid interest from the last date on which interest has been paid, up to, but not including, the settlement date. The present value was determined using a yield equal to the bid price on the 3.375% U.S. Treasury Note due December 15, 2008, which was 4.992% as of 2:00 p.m., New York City time, today, plus a fixed spread of 50 basis points. Holders who validly tender their Notes after the Consent Date and on or prior to 8:00 a.m., New York City time, on June 29, 2006, unless extended (the “Expiration Date”), will be eligible to receive the tender offer consideration, which consists of the Total Consideration less the Consent Payment.

Subject to the terms and conditions of the tender offer and consent solicitation, payment for tendered Notes will be made on or promptly after the Expiration Date.

The tender offer and consent solicitation is subject to the satisfaction of certain conditions, including (1) the merger of NMH MergerSub, Inc., a wholly-owned indirect subsidiary of NMH Investment, LLC, an affiliate of Vestar Capital Partners V, L.P., with and into National Mentor Holdings, Inc., the parent company of the Company; (2) the Company having repaid its obligations under its existing senior secured credit facilities pursuant to a refinancing of those facilities; (3) the Company having received, on or prior to the Consent Date, consents which have not been revoked in respect of at least a majority in principal amount of the Notes and a supplemental indenture having been signed and delivered in respect of certain proposed amendments to the indenture relating to the Notes; and (4) certain other customary conditions. The Company may waive some or all of these conditions in its sole discretion and may amend, extend or terminate the tender offer and consent solicitation in its sole discretion.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase, copies of which may be obtained from MacKenzie Partners, Inc., the information agent for the tender offer and consent solicitation, at (800) 322-2885 (U.S. Toll Free) and (212) 929-5500 (collect).

The Company has engaged J.P. Morgan Securities Inc. to act as dealer manager and solicitation agent in connection with the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to J.P. Morgan Securities Inc., at (212) 270-9769. U.S. Bank National Association is the Depositary for the tender offer and consent solicitation and can be contacted at (800) 934-6802.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities. This announcement is also not a solicitation of consents to the proposed amendments to the indenture. No recommendation is made as to whether holders of Notes should tender their notes or give their consent.

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services for individuals with mental retardation and other developmental disabilities, at-risk youth and their families and persons with acquired brain injury. The MENTOR Network’s customized services offer its clients, as well as the payors of these services, an attractive, cost-effective alternative to human services provided in large, institutional settings. The MENTOR Network provides services to clients in 33 states.

Some of the matters discussed in this press release may constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by us include, but are not limited to, risks and uncertainties related to the capital markets generally, the availability of financing for National Mentor Holdings, Inc.’s pending merger and those factors or conditions described under “Risk Factors” and other cautionary statements in National Mentor Holdings, Inc.’s  filings with the Securities and Exchange Commission at www.sec.gov. We are under no duty to update any of the forward-looking statements. There can be no assurance that statements made in this press release relating to future events will be achieved.

Additional information about The MENTOR Network and its services is available on the company’s website at www.thementornetwork.com.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.